UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Amendment No. 2

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 13, 2013

SILVERSTAR MINING CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-140299	98-0425627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1489 West Warm Springs Road, Ste. 110, Henderson, NV	89014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (201) 633-4716

2500 Plaza 5, 25th Floor, Harborside Financial Center, Jersey City, NJ 07311
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

Item 5.01	Changes In Control Of Registrant

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Cancellation and reversal of Share Exchange Agreement

On December 27, 2012 we entered into a share exchange agreement (the “Share Exchange Agreement”) with Arriba Resources Inc., a Canadian incorporated company (“Arriba”) and the shareholders of Arriba. Pursuant to the Share Exchange Agreement, which was subsequently amended on May 14, 2013, we agreed to acquire all 20,899,262 issued and outstanding shares of Arriba in exchange for the issuance of 2,139,926. shares of our common stock as well as warrants to acquire 2,078,477 shares of our common stock at $1.75 per share for a period of 360 days from the closing.

On February 15, 2013, we closed the Share Exchange Agreement. Effective November 13, 2013 our Board of Directors approved the cancellation and reversal of the Share Exchange Agreement. This determination was made in light of subsequent disclosures made Arriba which revealed that the title and condition of the assets and business operations of Arriba were materially compromised, contrary to the terms and conditions of the Share Exchange Agreement. As a result of the cancellation and reversal of the Share Exchange Agreement, 2,139,926 shares of our common stock and warrants to acquire 2,078,477 shares of our common stock which were previously authorized have been cancelled and returned to treasury with immediate effect. Consequently, the change of control announced in our current report on Form 8-K filed on May 21, 2013 has been reversed.

Non-Reliance on Previously Issued Financial Statements

As a result of the cancellation and reversal of the Share Exchange Agreement with Arriba, the consolidated financial statements of our Company for the quarterly periods ending March 31, 2013 and June 30, 2013 may no longer be relied upon owing to their inclusion of the financial information of Arriba. We have informed our independent accountants of the cancellation and reversal of the Share Exchange Agreement and intend to file amendments to our Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2013 to reflect our financial condition without consolidation of the financial information of Arriba.

Resignation of Officers and Director

Effective November 13, 2013, Sean Carrick resigned as Chief Executive Officer and as a Director of our Company. Neither resignation was the result of any disagreement with our Company or with our Board of Directors regarding our operations, policies, practices or otherwise.

Appointment of Officer.

Concurrently with Sean Carrick’s resignation, we appointed Guy Martin as our Chief Executive Officer. Mr. Martin will continue to serve as a director and as Chief Financial Officer of our Company. Our Board of Director now consists of three directors, Guy Martin and Joseph Graham.

Guy Martin has over 30 years of corporate operational and financial experience, while having served some 25 years in C-Suite executive capacities for a number of domestic and international companies. From 2000 to 2005, Mr. Martin served as COO/CFO of Belimed, a medical/pharmaceutical equipment manufacturer/distributor located in Miami, Florida. From 2005 to 2008, Mr. Martin served as a Principal/Contractor of Backyard Dreams LLC, a residential remodeling company in Davie, Florida. From 2008 to 2010, Mr. Martin served as Corporate Director of Strategy and Project Management of Intcomex, an information technology product distributor to Latin America located in Miami, Florida. Mr. Martin then served as COO of Chukka Carribbean Adventures, an adventure tour operator headquartered in Montego Bay, Jamaica, from 2010 to 2011. In 2011, Mr. Martin formed Blue Moon Advisors, an operations, financial planning and management consulting firm to start-ups, mining and tourism companies and currently serves as Principal/Consultant. Mr. Martin currently holds the positions of CEO at Coyote Resources Inc. (COYR) and Tungsten Corp. (TUNG), both publicly traded junior precious metals exploration and development companies. Mr. Martin earned a Bachelor of Science degree in Electrical Engineering from New Jersey Institute of Technology. Mr. Martin was appointed as our director and Chief Financial Officer on August 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SILVERSTAR MINING CORP

Date: November 19, 2013	By:	/s/ Guy Martin
Guy Martin
Chief Financial Officer